Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Onyx Acceptance Financial Corporation for the registration of Onyx Acceptance Owner Trust 2005-B, in the registration statement on Form S-3 (No. 333-113136) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Onyx Acceptance Financial Corporation dated July 18, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 18, 2005